Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-72534), (No. 333-99973), (No. 333-119509), (No. 333-139023), (No. 333-144671) and (No. 333-161959) and on Form S-3 (No. 333-169716) of our report dated October 22, 2010 relating to the financial statements of Xoft, Inc., which appears in the Current Report on Form 8-K/A of iCAD, Inc.
/s/ PricewaterhouseCoopers LLP
March 17, 2011